Exhibit 99.1

For Immediate Release:

CONTACT:      Investor & Public Relations
Lori Mayer, Genesis HealthCare
610-925-2000

GENESIS HEALTHCARE REGAINS COMPLIANCE WITH NYSE CONTINUED LISTING STANDARD

Kennett Square, Pa. – March 1, 2018- Genesis HealthCare (NYSE: GEN) (Genesis or the Company), one of the nation’s largest providers of post-acute care, today announced that it received written notification from the New York Stock Exchange (the “NYSE”) that it has regained compliance with the NYSE continued listing standard that requires a minimum average closing price of $1.00 per share over a consecutive 30 trading-day period.

Genesis regained compliance after its closing share price on February 28, 2018 and its average closing share price for the 30 trading-day period ending February 28, 2018 both exceeded $1.00.  Accordingly, Genesis has resumed compliance under this NYSE continued listing standard and the “.BC” indicator following the Company’s symbol “GEN” will be removed by the NYSE.

About Genesis HealthCare

Genesis HealthCare (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation’s largest post-acute care providers with more than 450 skilled nursing facilities and assisted/senior living communities in 30 states nationwide. Genesis subsidiaries also supply rehabilitation and respiratory therapy to more than 1,600 healthcare providers in 46 states, the District of Columbia and China.  References made in this release to “Genesis,” “the Company,” “we,” “us” and “our” refer to Genesis HealthCare and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

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